EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form F-3 and related Prospectus of RADA Electronic Industries Ltd. for the registration of Ordinary Shares and to the incorporation by reference therein of our report dated March 27, 2017, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer
August 31, 2017	A Member of Ernst & Young Global